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                                                                    EXHIBIT 23.5


                     INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

The consolidated financial statements of Grupo Marcatel, S.A. de C.V. and subsidiaries as of December 31, 1998 and for the year then ended, have been audited by Aurthur Andersen, independent public accountants. Their reports have been incorporated by reference in this registration statement in reliance upon the authority of such firm as experts in accounting and auditing. Reference is made to their report, which includes an explanatory paragraph with respect to the uncertainty to continue as a going concern.


/s/ Arthur Andersen LLP


Monterrey, Nuevo Leon
October 27, 1999